                                   Exhibit 11

                                Microvision, Inc.

                      Computation of Net Loss Per Share and
                      Net Loss Per Share Assuming Dilution

                                                   Three months ended March 31,
                                                   ----------------------------
                                                       1999             1998
                                                       ----             ----
Net loss                                           $(2,002,000)     $(1,216,500)

Less:  Non-cash beneficial conversion
           feature of Series B Convertible
           Preferred Stock                          (1,148,000)              --
                                                   ------------     ------------

Net loss available for common shareholders         $(3,150,000)     $(1,216,000)
                                                   ------------     ------------
                                                   ------------     ------------

Shares used in computing net loss per share and net loss per share assuming dilution:

   Weighted average shares outstanding               6,119,000        5,945,000
                                                   ------------     ------------
                                                   ------------     ------------
Net loss per share and per share
assuming dilution                                  $     (0.51)     $     (0.20)
                                                   ------------     ------------
                                                   ------------     ------------


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